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                                                                   Exhibit 10.41

                              EMPLOYMENT AGREEMENT

        AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Employment Agreement") entered into as of July 5, 1999, by and between Horseshoe Gaming, Inc., a Nevada Corporation ("Employer"), and Floyd B. Hannon ("Employee").

                                    RECITALS

        WHEREAS, Employer is the Manager of Horseshoe Gaming, LLC, a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino and hotel facilities in Tunica, Mississippi (the "Tunica Facility"), and in Bossier City, Louisiana (the "Bossier City Facility" and, together with the Tunica Facility, referred to as the "Existing Facilities"), and who is party to an agreement to acquire additional casino and hotel facilities in Hammond, Indiana (the "Hammond Facility") and Joliet, Illinois (the "Joliet Facility" and, together with the Hammond Facility referred to as the "To Be Acquired Facilities"); and

        WHEREAS, Employer desires to employ Employee, and Employee desires to accept such employment, pursuant to the terms of this Employment Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                    AGREEMENT

               1. Definitions. All capitalized words referenced or used in this Employment Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

               2. Term. This Employment Agreement shall become effective on the date first above written (the "Commencement Date") and shall continue in effect for a period terminating March 31, 2001, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.

               3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Senior Vice President-Governmental Relations and Regulatory Compliance for Employer, and shall perform each and all of the duties and shall have all of the


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responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer of Employer (the "Supervisor") or such other executive of Employer as directed by Employer.

               4. Duties and Responsibilities.

               A. Duties. In his capacity as Senior Vice President of Employer, Employee shall have the responsibility for overseeing all aspects of Governmental Relations and Regulatory Compliance of the Existing Facilities and the To Be Acquired Facilities, if acquired, and assisting in the opening of any casino and hotel facilities to be developed and/or acquired by subsidiaries or affiliates of the LLC (together with the Existing Facilities and the To Be Acquired Facilities each referred to individually as a "Facility" and collectively as the "Facilities") in a manner so as to maximize, to the best of his ability, the profitability of each Facility, for and on behalf of the LLC in accordance with all applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Supervisor or the Board of Directors of Employer (the "Board"). "). Employee acknowledges and agrees that in connection with his employment he may be required to travel on behalf of Employer.

               B. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of Employer. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take or omit to take any other action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would (directly or indirectly) benefit Employee, or any person or entity associated with or affiliated with Employee, or any person or entity in any manner involved in the gaming industry to the detriment of Employer. In all instances, Employee shall perform his services and oversee his department(s) in a thorough, competent, efficient and professional manner.

               C. Full-Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full-time effort on the part of Employee, and accordingly, Employee agrees to devote his full-time effort and resources for and on behalf of Employer, and agrees that he will not, during the term hereof, enter into (directly or indirectly) any other business activities or ventures, other than investments which are passive in nature provided no such investment may exceed 5% of the equity securities of any entity without the prior approval of the Board.

               D. Directives from the Supervisor. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the Supervisor and


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agrees that at all times his authority shall be subordinate to such Supervisor.
The wishes and directives of the Supervisor shall prevail in all matters and decisions as to which there is a disagreement between Employee and the Supervisor, and Employee shall carry out any and all lawful directives from the Supervisor to the best of his ability.

               5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Employment Agreement, Employee shall be entitled to receive the following:

               A. a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year, to be paid as follows, a one time payment of $50,000 upon the effective date of this Agreement and the balance of $200,000 to be paid in equal semi-monthly installments, which may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee and Employer and the LLC (the "Base Compensation"), which appraisals shall be performed in a manner suitable to Employer in all respects, and which shall be payable in equal semi-monthly installments;

               B. a discretionary bonus in an amount determined in accordance with Employer's bonus plan, as may be amended from time to time by Employer in Employer's sole discretion, (the "Bonus"), which shall not exceed 50% of Employee's Base Compensation at the time such Bonus is awarded; and

               C. the right to participate in any employee stock option or stock purchase plan that may be adopted by Employer for its executive level employees and the executive level employees of its gaming subsidiaries (and, at Employer's sole discretion, possibly for executive level employees of other gaming operations principally owned or controlled by Jack B. Binion), such participation to be at a level commensurate with that of other executives performing similar duties and at a similar compensation level as that of Employee.

               6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

               A. reimbursement, on an on-going basis, for all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose and the Employer's reimbursement procedures;


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               B. participation in such pension plans as Employer shall adopt for all of its employees; it being understood and agreed that the only pension plan that Employer has adopted at this time is a Section 401(k) form of pension plan;

               C. for the term of the Contract, Employer shall pay Employee an allowance for use of one automobile in the amount of $750 per month;

               D. reimbursement for the cost of maintaining a One Million Dollar ($1,000,000) term life insurance policy insuring the life of Employee provided that Employee remains insurable at the rate generally established by major life insurance companies for term life insurance policies for persons in good health and the same age as Employee; and provided further that if Employee is rated in a higher risk category said policy shall nevertheless be made available but Employer shall only be obligated to pay the premium payable by a person in good health and all premiums in excess of such amount shall be paid Employee; and

               E. relocation expenses as set forth in a Horseshoe memorandum dated October 6, 1996, which is attached hereto as Exhibit A and incorporated herein.

               7. Employer will provide Employee with liability insurance coverage to the extent that such coverage is common in the industry and for other employees at or above the level of the Employee within the Employer.

               8. Gaming License.

               A. Employer and Employee understand that it shall be necessary for Employee to maintain in full force and effect at all times, gaming licenses required by each of the various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations for persons serving in a similar capacity as Employee. Accordingly, during the course of his employment, Employee agrees to use his best efforts to obtain and maintain such licenses, to fully cooperate in the investigation or investigations to be conducted in connection therewith and otherwise to fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

               B. Employer and Employee understand that Indiana Code 4-2-6-11 sets forth postemployment restrictions except as provided in Section 20 or 21 of this Rule, or upon the request of the Indiana Gaming Commission (the "commission") a restricted employee of the commission who leaves the employment of the commission for any reason, may not without consent of the commission:


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                      (1) appear before the commission on any matter before the
commission or an administrative law judge appointed by the commission on behalf of a licensee or an applicant for any license; or

                      (2) engage in any discussion with any commission employee regarding any specific applicant or licensee;

for a period of one hundred eighty (180) days following the termination of the restricted employee's employment with the commission.

               C. Without the consent of the commission, a former employee or former restricted employee may not appear before the commission on behalf of an occupational licensee, Level 2 or 3 or an applicant for an occupational license, Level 2 or 3 for a period of ninety (90) days. Consent to so appear may be granted by the commission if the former employee or former restricted employee was not involved with that specific issue during the last year of employment with the commission. (Indiana Gaming Commission; 68 IAC 9-2-18; filed June 23, 1995, 2:30 p.m.; 18 IR 2669).

               In addition to the post employment restrictions set forth in IC 4-2-6-11, a former restricted employee may not apply for:

               (1) a riverboat owner's license;

               (2) a supplier's license; or

               (3) an occupational license, Level 1;

without the prior approval of the commission for a period of one hundred eighty
(180) days following the termination of the restricted employee's employment with the commission. (Indiana Gaming Commission; 68 IAC 9-2-18; filed June 23, 1995, 2:30 p.m.; 18 IR 2669).

               9. Termination

               A. Termination With Cause. Employer may terminate Employee for "cause" as provided in this Section 8. For purposes of this Employment Agreement "cause" means the occurrence of one or more of the following events:

                      i. the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of any such gaming license due to an act or omission of Employee (or such alleged act or omission) upon which the Gaming Authorities or Governmental Authorities have based their determination to revoke, suspend or fail to renew any gaming license;


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                      ii. failure or refusal by Employee to observe or perform
any of the material provisions of this Employment Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Employment Agreement or any other written agreement with Employer;

                      iii. commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude or the use of illegal drugs while on duty for Employer or on premises of any Facility;

                      iv. unreasonable refusal or failure to comply with the proper and lawful directives of and/or procedures established by the CEO or the Board (or persons of comparable or senior position); and/or

                      v. the death of Employee or the mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of a licensed physician retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein for a period in excess of sixty (60) days.

        Termination of Employee's employment for cause under Subsections 8(A)(i), 8(A)(iii) or 8(A)(v) above shall be effective immediately upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 8(A)(ii) or 8(A)(iv) above shall be effective upon fourteen
(14) days' prior notice thereof by Employer to Employee. The factual basis for termination for cause shall be included within any such notice of termination.

               B. Termination for Cause, Resignation, or Expiration of Term. Upon termination of Employee's employment with Employer (i) by Employer for cause (ii) upon the resignation of Employee or (iii) upon the expiration of the term of this Employment Agreement, all compensation as defined in Section 5 herein will cease as of the date of termination.

               C. Termination Without Cause. Employer in its discretion may terminate Employee at any time without cause upon thirty (30) days prior written notice to the Employee. If Employee is terminated by Employer without cause, Employee shall continue to receive for a period of time equal to the balance of the term of this Agreement: (1) the base Compensation payable as provided in Subsection 5(A) described herein and (2) all fringe benefits otherwise provided to Employee shall terminate immediately and Employee shall be entitled to a pro rata Bonus.

               D Survival of Certain Covenants. The covenants not to


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compete, solicit or hire and the confidentiality agreements set forth in
Sections 10 and 11 herein below shall continue to apply beyond termination in the manner and to the extent set forth herein.

               10. Covenants Not to Compete, Solicit or Hire.

               A. Covenant Not to Compete. For so long as the Employee is receiving Base Compensation and for a period of six (6) months from and after the last date on which any amount constituting Base Compensation is paid to Employee, Employee agrees that he will not directly or indirectly, whether as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee, or in any other capacity, on, be engaged in or employed by or be a consultant to or to have any financial interest in any other casino operation conducting business within one hundred (100) miles of any gaming facility principally owned or controlled by Jack B. Binion, Employer, or Employer's subsidiaries or related companies, including, but not limited to, the Existing Facilities or the To Be Acquired Facilities. Employer and Employee agree that such covenant not to compete is a condition of Employee's employment and that the covenant not to compete has been given by Employee to Employer for full and adequate consideration.

               B. Covenant Not to Solicit or Hire. . For so long as the Employer is receiving Base Compensation and for a period of one (1) year from and after the last date on which any amount constituting Base Compensation is paid to Employee, Employee agrees that he will not, directly or indirectly, hire, retain or solicit, or cause any other employer of his or any other person who has retained Employee as a consultant or independent contractor to hire, retain or solicit, as an employee, consultant, independent contractor in a supervisory capacity or otherwise any person who was at any time during the period commencing on the date three (3) months prior to the Commencement Date and ending on the date of the termination of Employee's employment hereunder, an employee of or consultant or independent contractor in a supervisory capacity to Employer, the LLC or any other gaming operations principally owned or controlled by Jack B. Binion, Employer, or Employer's subsidiaries or related companies, including, but not limited to, the Existing Facilities or the To Be Acquired Facilities.

               11. Nondisclosure of Confidential Information.

               A. Definition of Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, acquisition or


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growth plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

               B. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and following the termination of this Employment Agreement, until such time as the confidential information becomes generally known to or readily ascertainable by proper means by, the public, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Employment Agreement. Mistake or lack of knowledge as to the status of information wrongly disclosed or used by Employer shall not serve as a defense to this Employment Agreement.

               C. Scope. Employee's covenant in Subsection 11(B) above not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources other than from Employer, or its agents, lawyers or accountants, provided however, that such information received is not received from sources which received the information in an improper manner or against the wishes of Employer.

               D. Title. All documents and other tangible or intangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee's possession during the employment period shall be and remain the exclusive property of Employer, and Employee agrees to return immediately to Employer, upon its request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in anyway to the business, customers, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.

               E. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena


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or other process served upon Employee to compel such disclosure, and will permit
Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling Employee to disclose Confidential Information, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

               12. Reasonableness of Terms. The Employer and the Employee stipulate and agree that the terms and covenants contained in Section 10 and
Section 11 herein are fair and reasonable in all respects, including the time period and geographical coverage in Section 10, and that these restrictions are designed for the reasonable protection of the Employer's business and Employer's legitimate interests therein. In the event that these restrictions are found to be overly broad or unreasonable, the Employer and the Employee agree that such restrictions shall be severable and enforceable on such modified terms as may be deemed reasonable and enforceable by a court of competent jurisdiction.

               13. Representations and Warranties.

        Employee hereby represents and warrants to Employer, LLC and its affiliated or related entities that:

               A. the execution, delivery and performance by Employee of this Employment Agreement will not conflict with, violate the terms of or create a default under any other agreement by which Employee is bound, including without limitation Employee's present employment or similar agreements, whether oral or written;

               B. no Gaming Authority or other Governmental Authority has ever denied or otherwise declined to issue any gaming license or related authorization applied for by Employee;

               C. Employee is not aware of any facts which, if known to any Gaming Authority or other Governmental Authority, would cause the refusal of his application for, or renewal of, any gaming licenses required to be obtained by Employee pursuant to Section 7;

               D. Employee is not aware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein;


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               E. Employee understands and agrees that Employer is entering into this Employment Agreement in strict reliance upon the representations and warranties of Employee set forth herein, and that a breach of any of said representations and warranties by Employee would constitute a default hereunder; and

               14. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein with respect to the employment of Employee.

               15. All Amendments in Writing. This Employment Agreement may be amended only pursuant to an instrument executed by Employer and Employee. It shall not be reasonable for either Employer or Employee to rely on any oral statements or representations by the other party that are in conflict with the terms of this Employment Agreement.

               16. Arbitration. In the event of any dispute or controversy between Employer and Employee with respect to any of the matters set forth herein, both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees. This provision does not in any way affect Section 23 of this Employment Agreement.

               17. Governing Law. This Employment Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada. The terms of this Employment Agreement are intended to supplement but not displace, the parties respective rights under the Nevada Uniform Trade Secrets Act, Nev. Rev. Stat. Ann. 600A.010 et seq., as amended, and any similar laws adopted in Indiana, Illinois, Mississippi or Louisiana.

               18. Notices. All notices required or desired to be given under this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on the date of transmission, or (iii) on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to at the following


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addresses, or to such other address as may be provided from time to time by one party to the other

               If to Employer:      Horseshoe Gaming, Inc.
                                    330 S. Fourth Street
                                    Las Vegas, NV 89101
                                    Attn:  Jack B. Binion

               If to Employee:      Mr. Floyd B. Hannon
                                    2274 N. 300 W
                                    Greenfield, IN 46140

               19. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Employment Agreement is a personal services agreement, and that Employer is entering into this Employment Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.

               20. No Third Party Beneficiaries. This Employment Agreement is solely for the benefit of Employer and Employee, and in no event shall any other person or entity by deemed or construed as a third party beneficiary of any of the provisions or conditions set forth herein.

               21. Waiver. No waiver of any term, condition or covenant of this Employment Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

               22. Construction. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Employment Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement. Without limiting the generality of the foregoing, if any court determines that the term or the business or geographic scope of the covenants contained in Subsections 10(A) or 10(B) is impermissible due to the extent thereof, said covenant shall be modified to reduce its term, business and/or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.


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               23. Withholding. Employer shall withhold from any payments due to
Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

               24. Injunctive Relief. Employee and Employer each acknowledge that the provisions of Sections 10 and 11 are reasonable and necessary, that the damages that would be suffered as a result of a breach or threatened breach by Employee of Sections 10 and/or 11 may not be calculable, and that the award of a money judgment to Employer for such a breach or threatened breach thereof by Employee would be an inadequate remedy. Consequently, Employee agrees that in addition to any other remedy to which Employer may be entitled in law or in equity, the provisions of Sections 10 and 11 may be enforced by Employer by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach therefor), and Employer shall not be obligated to post bond or other security in seeking such relief. Employee hereby consents to the jurisdiction of any state or federal court located in the State of Nevada or Mississippi and hereby waives any and all objections to venue.

               25. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the day and year first above written.

"EMPLOYER" HORSESHOE GAMING, INC.
                    a Nevada Corporation

                                    By:
                                       ----------------------------------------
                                       Jack B. Binion, Chief Executive Officer


EMPLOYEE"                              ----------------------------------------
                                            Floyd B. Hannon



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                                    EXHIBIT A


                                   DEFINITIONS

        All capitalized terms referenced or used in this Employment Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Employment Agreement for all purposes.

        Gaming Authorities. The term "Gaming Authorities" shall mean all agencies, authorities and instrumentalities of any state, nation (including Native American nations) or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any state or political subdivision thereof, including, without limitation, the Mississippi and Louisiana Gaming Commissions.

        Governmental Authority. The term "Governmental Authority" means the governments of (i) the United States of America, (ii)the State of Mississippi,
(iii) Tunica County, (iv) the State of Louisiana, (v) Bossier City, Louisiana and (vi) any other political subdivision of any state of the United States in which a casino Facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or a Facility, and including, without limitation, any Gaming Authority.





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